Exhibit 4.4
DESCRIPTION OF INHIBRX, INC.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

We have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act: common stock, $0.0001 par value per share. Unless the context otherwise requires, all references to “we”, “us”, the “Company”, or “Inhibrx” in this Exhibit 4.4 refer to Inhibrx, Inc.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock summarizes the material terms and provisions of our capital stock. The following description is only a summary and it may not contain all the information that is important to you. For the complete terms of our capital stock, please refer to our Amended and Restated Certificate of Incorporation, or our Certificate, and our Amended and Restated Bylaws, or our Bylaws, each as amended to date, that are incorporated by reference as exhibits to our Annual Report on Form 10-K. The terms of our capital stock may also be affected by the Delaware General Corporation Law, or the DGCL.

Under our Certificate, we are authorized to issue 120,000,000 shares of common stock, par value $0.0001 per share, and 15,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any convertible preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of convertible preferred stock that we may designate and issue in the future. Except as described under the section “Anti-takeover Effects of Delaware Law, Our Certificate and Our Bylaws ” below, the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter is generally required to take action under our Certificate and Bylaws.

Blank Check Preferred Stock

Under our Certificate, our board of directors is authorized, without action of the stockholders, to designate and issue up to an aggregate of 15,000,000 shares of preferred stock in one or more series. Pursuant to our Certificate, our board of directors can designate the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying, deferring or preventing a change in control of the Company. See also the section “Anti-takeover Effects of Delaware Law, Our Certificate and Our Bylaws” below.

Our board of directors will make any determination to issue such shares based on its judgment as to the Company’s best interests and the best interests of our stockholders. We have no current plans to issue any shares of preferred stock.

Exhibit 4.4
Registration Rights

We are party to the Second Amended and Restated Investors’ Rights Agreement, or the Investors’ Rights Agreement, with certain holders of our capital stock, including certain of our directors, executive officers and holders of more than 5% of our capital stock. Under the Investors’ Rights Agreement, holders of registrable shares can demand that we file a registration statement or request that their registrable shares be included on a registration statement that we are otherwise filing, in either case, registering their registrable shares for resale. These registration rights are subject to conditions and limitations, including the right, in certain circumstances, of the underwriters of an offering to limit the number of shares included in such registration and our right, in certain circumstances, not to effect a requested S-1 registration within 90 days before or 180 days following any offering of our securities, or a requested S-3 registration within 30 days before or 90 days following any offering of our securities, our initial public offering. A stockholder’s registration rights pursuant to the Investors’ Rights Agreement will terminate upon the earlier of (i) such time as which the stockholder’s registrable shares may be sold in compliance with Rule 144 without limitation during a three-month period without registration, (ii) the closing of certain liquidation events, or (iii) August 21, 2024.

Anti-takeover Effects of Delaware Law, Our Certificate and Our Bylaws

Provisions of the DGCL and our Certificate and Bylaws could have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our board is divided into three classes serving three-year terms, with one class being elected each year by a plurality of the votes cast by the stockholders entitled to vote on the election. Our Certificate provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Our Certificate provides that any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

Written Consent of Stockholders

Our Certificate provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders

Our Bylaws provide that only a majority of the members of our board of directors, the chairman of our board of directors or our chief executive officer then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our Bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide for advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our Bylaws. These provisions may preclude the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Exhibit 4.4
Amendment to Bylaws and Certificate

As required by the DGCL, and amendments of our Certificate must first be approved by a majority of our board of directors and, if required by law or our Certificate, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability, and the amendment of our Bylaws in our Certificate must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment.

Preferred Stock

As noted above, our Certificate provides for 15,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in any business combination and with any interested stockholder for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Exhibit 4.4

Exclusive Jurisdiction of Certain Actions

Our Certificate requires, unless we otherwise consent, that the Court of Chancery of the State of Delaware, or the Chancery Court, will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law (subject to the Chancery Court having personal jurisdiction over the indispensable parties named as defendants):

•any derivative action or proceeding brought on our behalf,
•any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers and employees of the Company, to us or our stockholders,
•any action or proceeding asserting a claim against us or any of our current or former directors, officers or employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our Certificate or our Bylaws,
•any action or proceeding to interpret, apply, enforce or determine the validity of our Certificate or our Bylaws,
•any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Chancery Court, or
•any action asserting a claim against us or our directors, officers or employees, governed by the internal affairs doctrine.

If the Chancery Court does not have jurisdiction for these actions or proceedings, then the actions or proceedings must be brought in a state court located in the State of Delaware. If these state courts also do not have jurisdiction, these actions or proceedings must be brought in the federal district court for the District of Delaware. These limitations in our Certificate will not apply to actions brought to enforce a duty or liability created by the Securities Act, the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction.

However, our Certificate also provides that, unless we otherwise consent in writing, the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. On March 18, 2020, the Delaware Supreme Court ruled that provisions of a Delaware corporation’s certificate of incorporation that designate a federal forum for securities claims brought pursuant to the Securities Act, or federal forum provisions, are valid and enforceable under Delaware law, or the March 2020 Ruling. Various U.S. Supreme Court cases offer support for the argument that federal forum provisions do not violate federal policy. However, the March 2020 Ruling applies only to claims brought in Delaware state courts, and it is not binding on any other state court or the federal courts. Therefore, we are unable to predict whether a state court in any other state or a federal court would enforce a federal forum provision such as the one set forth in our Certificate.

Nasdaq Global Market Listing

Our common stock has been approved for listing on the Nasdaq Global Market under the trading symbol “INBX.”

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State Street 30th Floor, New York, New York 10004.